Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the registration statements Nos. 333-212709 and 333-266495 on Form S-3 and in the registration statements Nos. 333-204785, 333-225714 and 333-257118 on Form S-8 of Evolent Health, Inc. of our report dated October 31, 2023, with respect to our audit of the combined financial statements of Magellan Specialty Health (a business of Magellan Health, Inc.) as of December 31, 2022 and for the year then ended, which report appears in this Current Report on Form 8-K filed by Evolent Health, Inc. with the SEC on November 2, 2023.

/s/ Marcum LLP

Marcum LLP
New York, NY
November 2, 2023